July 13, 2021
Dear Steve:

Congratulations! We're delighted to offer you employment at Robinhood Markets, Inc. ("Robinhood" or the “Company”). We hope you'll join us in our mission to democratize finance for all.

You will join us as a Chief Brokerage Officer initially reporting to Gretchen Howard. Your starting annual salary will be $500,000, less applicable taxes, deductions and withholdings. You will be paid biweekly on Robinhood’s regularly scheduled pay dates. You will be working from Chicago, Illinois. Your salary is contingent upon you working from a Robinhood Chicago office (after such an office is established) within 30 days after Robinhood has lifted its mandatory work from home order for your work location. Your first day of work at Robinhood will be your “Start Date.” We currently anticipate that your Start Date will be January 04, 2022, or another date mutually agreed upon in writing.

Sign-On Bonus. You will receive a sign-on bonus of $400,000 less applicable taxes, deductions and withholdings, in two equal installments. The first installment will be paid to you within 30 days following your Start Date, provided you are continuously employed with Robinhood through that date. This first installment of your sign-on bonus is an advance payment to assist you in transitioning into your new role and is not earned until you complete 12 months of employment at Robinhood. If your employment terminates for any reason before the one-year anniversary of your Start Date, you will be required to repay a pro rata portion of the first installment of your sign-on bonus to Robinhood (based on the number of full calendar months you were employed at Robinhood as of your termination date) on or before your last day of employment. The second installment will be paid to you within 30 days following the 1-year anniversary of your Start Date, provided you are continuously employed with Robinhood through that date.  This second installment of your sign-on bonus is an advance payment and is not earned until you complete 24 months of employment at Robinhood.  If your employment terminates for any reason after you received your second installment but before your two-year anniversary of your Start Date, you will be required to repay a pro rata portion of the second installment of your sign-on bonus to Robinhood (based on the number of full calendar months you were employed at Robinhood between your first and second anniversary dates) on or before your last day of employment.

Equity.  We will recommend to Robinhood’s Board of Directors (the “Board”) that you be granted an award of restricted stock units for Robinhood’s Common Stock (“RSUs”) with a target value of $9,000,000 as of your Start Date. If the Company’s Common Stock is not publicly traded as of your Start Date, then the number of RSUs will be calculated on the grant date by dividing the target value by the fair market value of the Company’s Common Stock as of your Start Date as determined in accordance with the most recent 409A valuation approved by the Board in its sole discretion, rounded up to the nearest whole share. If the Company’s Common Stock is publicly traded as of your Start Date, then the number of RSUs will be determined by dividing the target value by the price per share that is used by the Company to calculate RSUs for other service providers in accordance with the Company’s standard equity award practices in effect at the time of grant, rounded up to the nearest whole share. Vesting of the RSUs requires satisfaction of two vesting conditions: a time-based vesting condition and a liquidity-based condition (if Robinhood is publicly traded as of your start date, only a time-based vesting condition will apply). You will vest in the RSUs over four years, with 6.25% of the RSUs vesting on the 1st quarterly anniversary of the first of the month following your Start Date, and then 6.25% of the RSUs vesting on the 1st of the month of each quarterly anniversary thereafter, until the grant is fully vested, subject to you continuing in employment or service with the Company through each respective vesting date. Earned RSUs vest and become stock owned by you only after the Company shares are generally liquid, meaning after the Company has been acquired or after an initial public offering. The RSUs will be subject to the terms and conditions of the Equity Incentive Plan then in effect and a restricted stock unit agreement between you and the Company. The grant of such RSUs is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of Robinhood. Further details on any specific RSU grant to you will be provided upon approval of such grant by the Board.

Annual Performance Bonus.  Pursuant to the terms of any Annual Performance Bonus Plan then in effect, you will be eligible to receive a discretionary annual bonus up to 25% of your eligible earnings received during the applicable plan year. If your Start Date with the Company is after January 1st of the plan year, then any bonus you receive will be prorated to account for the number of days worked during that plan year. You must be employed by the Company before October 1st to be eligible for an annual performance bonus for that plan year. Annual performance bonuses are not guaranteed and are based on a number of factors, including the Company’s performance against its objectives and your individual performance. To be eligible for an annual performance bonus, you must be employed in good standing by the Company on the date bonuses are paid.

Termination of Service. In the event of your cessation of employment from the Company, you will be eligible to participate in Robinhood’s Change in Control and Severance Plan for Key Employees then in effect at the time of your termination.

Employee Benefits. You’ll have access to Robinhood benefits offerings. Summary details of these plans will be sent separately, and you will be required to complete an enrollment process to activate your benefits after your Start Date. Robinhood may modify your benefits from time to time as it deems necessary.

Proprietary Information and Inventions Agreement.  In order to work at Robinhood, we need you to read, complete, and sign the Proprietary Information and Invention Assignment Agreement during your onboarding process. This, among other things, prohibits unauthorized use or disclosure of Robinhood’s confidential information or any third party proprietary and confidential information. To review the Proprietary Information and Invention Assignment Agreement prior to signing the offer letter, please reach out to your recruiter to receive a copy.

No Breach of Obligations To Prior Employers.  We do not want you to violate any obligations you may have to your current or former employers.  This includes making sure that you do not disclose any confidential or proprietary information of any former employer or use it in your work for Robinhood.  By signing this offer letter and the other agreements referenced in this letter, you represent that your working for Robinhood will not violate any agreement between you and your current or past employers.

At-Will Employment. Your employment with Robinhood will be “at-will.” This means that either you or Robinhood may terminate the employment relationship at any time, with or without notice, and with or without cause.  This at-will relationship cannot be changed, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, signed both by you and Robinhood’s VP of People or President.

Robinhood Policies. Our policies matter. As an employee of Robinhood, you will be expected to comply with the policies in our Employee Handbook, Code of Ethics and other policies applicable to your employment.

Eligibility to Work in the United States. When you begin employment with Robinhood, please bring appropriate documentation to verify your authorization to work in the United States. Robinhood may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Registration Requirement For FINRA Registered Representatives.  If you are
required to register with FINRA, applicable, this offer is contingent upon a successful review and acceptance of your Form U4 so that you become an associated person of
Robinhood Securities, LLC or Robinhood Financial LLC (as applicable).  Your employment is contingent upon your ability to successfully register with FINRA in all 50 states of the United States. This will require the completion and submission of a Form
U4 (available at: https://www.finra.org/sites/default/files/form-u4.pdf), and fingerprinting within 30 days following the filing of your Form U4 (deadline currently extended due to the current stay at home orders). Your employment is also contingent upon your ability to successfully become a registered representative in all jurisdictions listed on Form U4, including all 50 states of the United States, District of Columbia, Puerto Rico, and the
Virgin Islands.

In order for us to submit your Form U4 and access any relevant information relating to your prior registration with FINRA, you are required to sign an authorization for
WebCRD review as well as a Form U4 Arbitration Acknowledgement.  Robinhood will review and verify your past employment in WebCRD and when made available your most recent U5 information.  Your employment is contingent upon verification of the information provided and Robinhood’s assessment of references and past employers.  If you were previously registered with the NFA, you will be required to submit CFTC Form
8-T.

In connection with becoming an associated person of Robinhood Securities, LLC or
Robinhood Financial LLC (as applicable), additional forms will be separately provided to you requesting that you disclose all of your outside business activities as well as any outside brokerage accounts.  Your employment is contingent upon Robinhood’s review of the information provided as well as your agreement, if applicable, to any specific conditions or limitations as Robinhood may deem necessary.

Background Check. This offer is contingent upon (and you may not start employment until) the successful completion of your background check, which includes fingerprinting and an OFAC screening due to regulatory requirements. Due to the current stay at home orders, we are extending your time to be fingerprinted until approved fingerprinting agencies are reopened in your area. We expect our employees to operate with the highest integrity, to be accurate and honest in providing information in the application, interview, and hiring process, and to disclose any information that may prevent or interfere with prompt licensing (if applicable to the job). Robinhood reserves the right to rescind this offer or terminate employment due to an unsatisfactory background check, adverse disclosure events reported on a Form U4/U5 (if applicable), or any inaccurate or undisclosed information in connection with the application, interview, or hiring process.

Arbitration Agreement.  You will also be asked to sign a Mutual Agreement To Arbitrate.  Arbitration is a process of private dispute resolution, and in the unlikely event that there is a dispute between you and Robinhood, Robinhood would like to submit the dispute to arbitration.  Please read the agreement for more information.

Entire Agreement. This offer letter and the referenced agreements and policies constitute the entire agreement between you and Robinhood and supersede any prior understandings or agreements, whether oral or written, between you and Robinhood.

Accepting this Offer. To accept this offer, please sign and date this letter. We would love to hear from you sooner, but we will give you until July 2, 2021 to accept, unless we mutually agree in writing to a later deadline. We can’t wait for you to join our team!

I have read and accept this employment offer.

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